AMENDMENT NO. 2 TO

SERIES B CONVERTIBLE PREFERRED STOCK

SUBSCRIPTION AGREEMENT

This AMENDMENT NO. 2 (this "Amendment") with respect to the Series B Convertible Preferred Stock Subscription Agreement (the "Agreement"), dated August 26, 2004 and amended on December 1, 2004, between Moscow CableCom Corp. (formerly known as Andersen Group Inc.), a Delaware corporation (the "Company"), and Renova Media Enterprises Ltd. (formerly known as Columbus Nova Investments VIII Ltd.), a Bahamas company ("RME" and, together with the Company, collectively the "Parties" and each individually a "Party"), is made and entered into by the Parties as of May 5, 2006.  Capitalized terms used and not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Company proposes to enter into a registration rights agreement granting certain demand and incidental registration rights to the investors in a proposed private placement (the “Private Placement”) of up to 4 million units (the “Units”), each consisting of one share of the Company’s common stock, $0.01 par value (the “Common Stock”), and one-half Common Stock purchase warrant;

WHEREAS, pursuant to Section 5.08 of the Agreement the Company has agreed not to grant any demand or incidental registration rights to any Person, with certain exceptions noted therein; and

WHEREAS, the Company and RME wish to amend the Agreement in order to permit the Company to grant the registration rights contemplated in connection with the proposed Private Placement;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and intending to be legally bound hereby, the Parties agree as follows:

1.                  Condition Precedent

This Amendment is subject to the condition precedent (the "Condition Precedent") that the subscription agreement relating to the Private Placement is entered into and the closing of the Private Placement occurs on or prior to May 30, 2006. The Parties acknowledge and confirm that this Amendment shall become effective immediately upon the fulfillment of the Condition Precedent.

2.

Amendment

The Parties hereby agree to amend the Agreement in order to permit the Company to grant the registration rights contemplated in connection with the proposed Private Placement.  In order to accomplish the foregoing amendment, Section 5.08 of the Agreement shall be deleted in its entirety and replaced with the following:

“SECTION 5.08.  Other Registration Rights.  Except for (i) the Existing Agreements, (ii) the registration rights agreement, dated May 5, 2006, entered into in connection with the subscription agreement, dated May 5, 2006, between the Company and the shareholders listed on Exhibit A thereto, with respect to the issuance by the Company of up to 4 million units, each consisting of one share of common stock, $0.01 par value (the “Common Stock”), and one-half Common Stock purchase warrant, and (iii) the registration rights granted in the Stock Option Agreements, the Company will not grant or agree to grant any demand or incidental registration rights to any Person other than rights to be granted to the Purchaser pursuant to the Registration Rights Agreement.”

3.                   Governing law

            This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

4.                   Counterparts

            This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

           RENOVA MEDIA ENTERPRISES LTD.

            By: /s/ Andrew Intrater

            Name:  Andrew Intrater
            Title: Authorized Signatory

            MOSCOW CABLECOM CORP.

            By:  /s/ Vitaly V. Spassky______
            Name: Vitaly V. Spassky
            Title: Senior Vice President